Exhibit 9.01

Reading International Announces Retirement of

Chief Financial Officer Dev Ghose

Culver City, California, - (BUSINESS WIRE) – January 28, 2019  – Reading International, Inc. (NASDAQ: RDI) (“Reading”) today announced that Devasis “Dev” Ghose has retired from the Company as Executive Vice President, Chief Financial Officer and Treasurer.  Gilbert Avanes, Vice President, Financial Planning and Analysis, has been appointed Interim Chief Financial Officer and Treasurer.  To ensure a seamless transition, Mr. Ghose will serve for a year as an ongoing advisor to Reading.

Ellen Cotter, Chair, President and Chief Executive Officer, said, “On behalf of the Board and management team, I thank Dev for his years of service and wish him the best in his future endeavors.”

“It has been a privilege to work at Reading,” said, Mr. Ghose. "I am proud of the progress the Company has delivered and look forward to watching its continued success.”

About Gilbert Avanes

Mr. Avanes joined Reading in 2007 and has held a variety of positions of increasing responsibility on the Company’s finance team, including: Senior Director of Financial Planning and Analysis; Director of Financial Planning and Analysis; Senior Finance Manager; and his current position of Vice President, Financial Planning and Analysis.  Prior to joining Reading, Mr. Avanes served in various finance and accounting roles over the course of a decade at Toronto-Dominion Bank Financial Group.  Mr. Avanes received his M.B.A. from Laurentian University and a Bachelor of Commerce in Accounting from Ryerson University, Toronto.  Mr. Avanes is a Certified Public Accountant.

About Reading International, Inc.

Reading International, Inc. (NASDAQ: RDI) is a leading entertainment and real estate company, engaging in the development, ownership and operation of multiplex cinemas and retail and commercial real estate in the United States, Australia and New Zealand.

The family of Reading brands includes cinema brands Reading Cinemas, Angelika Film Centers, Consolidated Theatres, and City Cinemas; live theaters operated by Liberty Theatres in the United States; and signature property developments, including Newmarket Village, Auburn Red Yard and Cannon Park in Australia, Courtenay Central in New Zealand and 44 Union Square in New York City.

Additional information about Reading can be obtained from the Company's website: http://www.readingrdi.com.

Cautionary Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”).

For a detailed discussion of these and other risk factors, please refer to Reading International’s Annual Report on Form 10-K (as amended on Form 10-K/A) for the year ended December 31, 2017 and other filings Reading International makes from time to time with the SEC, which are available on the SEC’s Website (http://www.sec.gov).  Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Reading International does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.

Investor Contact:

Reading International, Inc.

Andrzej Matyczynski, Executive Vice President - Global Operations

(213) 235-2240

Media Contacts:

Joele Frank, Wilkinson Brimmer Katcher

Kelly Sullivan or Matthew Gross

(212) 355-4449